Exhibit 10.6

[CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

AGREEMENT

THIS AGREEMENT is entered into as of August 29, 2005, between MAIR Holdings, Inc., a Minnesota corporation (“MAIR”), and Northwest Airlines, Inc., a Minnesota corporation (“Northwest”).

WHEREAS, contemporaneous with the execution of this Agreement, Mesaba Aviation, Inc., a wholly-owned subsidiary of MAIR (“Mesaba”), and Northwest have entered into an Airline Services Agreement (the “ASA”) pursuant to which Mesaba has agreed to provide certain regional airline services to Northwest; and

WHEREAS, Northwest is the beneficial owner of warrants (the “Original Warrants”) to purchase an aggregate of 4,151,922 shares of common stock, par value $0.01 per share, of MAIR (the “Common Stock”); and

WHEREAS, as partial inducement for Northwest to enter into the ASA, MAIR has agreed to (i) issue to Northwest an amended and restated warrant (the “New Warrant”) that amends the terms of the Original Warrants by reducing the number of shares of Common Stock issuable to Northwest upon exercise of the New Warrant, adjusts the exercise price of such New Warrant, modifies the vesting schedule and extends the term of the Original Warrants; (ii) provide an initial capital contribution to Mesaba Aviation, Inc.; (iii) grant certain rights to Northwest concerning MAIR’s Board of Directors and management; and (iv) certain other related matters, all on the terms and subject to the conditions set forth herein; and

WHEREAS, in return for MAIR’s obligations hereunder, Northwest has agreed to grant certain pass privileges to MAIR’s employees in accordance with Exhibit F to the ASA, and to affirmatively acknowledge MAIR’s right to undertake certain airline business opportunities with certain of MAIR’s subsidiaries; and

WHEREAS, the execution and delivery of this Agreement is a condition to MAIR and Northwest entering into the ASA.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MAIR and Northwest do hereby agree as follows:

1.             Term of Agreement.  The rights and obligations created pursuant to this Agreement shall become effective as of the Effective Date of the ASA (as such date is defined in the ASA) and shall terminate upon termination of the ASA.

2.             Delivery of New Warrant.  Contemporaneous with the execution of the ASA and this Agreement, MAIR shall execute and deliver to Northwest the New Warrant in the form attached hereto as Exhibit A.

3.             Capital Contribution.  Within three (3) business days following the execution of the ASA and this Agreement, MAIR shall make a one-time cash contribution to Mesaba in the amount of $*** less the amount of Mesaba’s lowest cash balance during the thirty (30) days immediately prior to the date of this Agreement.  MAIR agrees that, from the date of execution of this Agreement through March 31, 2006, Mesaba will not declare any dividends or other distributions to MAIR, and Mesaba will not make any loans to MAIR or to any of Mesaba’s Affiliates (as defined in the ASA).  With respect to the time period after March 31, 2006, so long as the ASA remains in effect, Mesaba shall only declare dividends to MAIR or make loans to MAIR or to any of Mesaba’s Affiliates in an amount which does not exceed Mesaba’s Excess Cash (as defined herein) at the time of the declaration of the dividend or the making of the loan.  Excess Cash means, as of a specified date, the amount of cash greater than the amount of Mesaba’s *** for the three (3) months prior to such date.  For example, if Mesaba’s *** for the first calendar quarter of 2006 is $***, and if Mesaba’s cash balance is $*** on April 30, 2006, Mesaba may declare a dividend to MAIR on April 30, 2006 of up to $***, and if Mesaba’s cash balance on April 30, 2006 is $***, Mesaba may not declare a dividend to MAIR on April 30, 2006.

4.             Board Representation.  MAIR acknowledges that, so long as the ASA remains effective, Northwest shall be allowed to nominate and recommend for election by the shareholders of MAIR a sufficient number of nominees so that if such nominees were elected, there would be three (3) directors designated by Northwest then serving on the Board of Directors of MAIR (the “Nominees”), and MAIR further agrees that any vacancy created by the death, resignation or removal of a Nominee shall be filled by a person nominated by Northwest; provided that, in exercising its rights pursuant to this Section 4, Northwest agrees that (i) at least one of the Nominees shall be deemed independent pursuant to then applicable rules and regulations of the Securities and Exchange Commission and Nasdaq listing standards (the “Independence Requirements”); (ii) each of such Nominees shall be approved by the Nominating Committee of MAIR’s Board of Directors, which approval shall be limited to determining whether at least one such nominee satisfies the Independence Requirements.  For the avoidance of doubt, Northwest acknowledges that MAIR shall not be obligated to, as a result of the failure of at least one of the Nominees to be deemed independent, increase the number of directors on its Board of Directors or replace any existing non-independent director with an independent director to ensure MAIR’s ongoing compliance with the Independence Requirements.

5.             Pass Privileges.  Northwest agrees that all MAIR employees shall be eligible to participate in Northwest’s pass program, as outlined in Exhibit F to the ASA.

6.             Big Sky Turboprop Rights.  Northwest acknowledges and agrees that Mesaba’s rights set forth in Section 2.14 of the ASA with respect to operation of Scheduled Flights utilizing turboprop aircraft with nineteen (19) or fewer seats may be exercised by MAIR’S subsidiary, Big Sky Transportation Co. (“Big Sky”), subject to Big Sky’s satisfactory completion of a Northwest operational quality and safety audit and submission of an economically equivalent bid to operate such Scheduled Flights.

7.             Other Operations.  Northwest acknowledges that MAIR or one of its subsidiaries (other than Mesaba) may operate flights to or from the Hub Cities (as defined in the ASA) using its own airline code or the airline code, logo or other identifying feature of a foreign or United States airlines other than Northwest, provided that (i) with respect to any such flight the Hub City is a spoke from a city that is not a Hub City and is not part of a hub operation established by such foreign or United States airline at a Hub City and (ii) in doing so, MAIR or its subsidiary does not cause Northwest to violate its pilot scope clause.

8.             Audit Rights.  MAIR acknowledges that Section 6.02 of the ASA grants Northwest the right to audit the books and records of Mesaba.  MAIR further acknowledges that, to the extent MAIR allocates holding company expenses to its subsidiaries, including Mesaba, or the amount of any payments made by Northwest to Mesaba pursuant to the ASA reflect any costs or expenses incurred by MAIR, MAIR will allow Northwest to audit such expenses and the allocation thereof.  Any such audit of MAIR shall be subject to the same terms and time limits as are set forth in the ASA.

9.             Miscellaneous.

(a)           Waivers. Amendments and Approvals.  Any term or provision of this Agreement requiring performance by or binding upon the parties hereto may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the parties hereto. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default.

(b)           Written Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

(c)           Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and received when delivered personally, delivery charges prepaid, or three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below.  Notices may also be given by facsimile and will be deemed to have been duly given and received on the date transmitted if confirmed answerback is received at the end of the transmission.  All such notices, consents or other communications shall be delivered as follows:

if to Northwest:	Northwest Airlines, Inc.
2700 Lone Oak Parkway
Dept. A6110
Eagan, MN 55121
Attention: Vice President Network Planning
Fax No.: (612) 726-7994

with a copy to:	Northwest Airlines, Inc.
2700 Lone Oak Parkway
Dept. A1180
Eagan, MN 55121
Attention: General Counsel
Fax No.: (612) 726-7123

if to MAIR:	MAIR Holdings, Inc.
150 South 5th Street, Suite 1360
Minneapolis, MN 55402
Attention: Chief Executive Officer
Fax No.: (612) 333-0590

with a copy to:	MAIR Holdings, Inc.
150 South 5th Street, Suite 1360
Minneapolis, MN 55402
Attention: General Counsel
Fax No.: (612) 333-0590

Either party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

(d)           Entire Agreement. This Agreement, the ASA and the respective exhibits and attachments hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

(e)           Severability. Should any one or more of the provisions of this Agreement, the ASA or of any agreement entered into pursuant to this Agreement or the ASA be determined to be illegal or unenforceable, all other provisions of this Agreement, the ASA and of each other agreement entered into pursuant to this Agreement or the ASA, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement or the ASA (as applicable) with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(f)            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the respective heirs, successors and assigns of the parties hereto; provided, however, that such assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(g)           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Minnesota, without regard to its conflicts of laws provisions.

(h)           Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)            Captions.  Captions set forth herein are for ease of reference only and shall not affect the meaning of the relevant provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first stated above.

NORTHWEST AIRLINES, INC.		MAIR HOLDINGS, INC.

By:	/s/ J. Timothy Griffin	By:	/s/ Paul F. Foley
	J. Timothy Griffin		Paul F. Foley
	Executive Vice President		President and Chief
	Marketing and Distribution		Executive Officer